Exhibit 99.1

Verrica Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results

– YCANTH® net revenue grew 130% to $15.3 million in 2025, and selling, general and administrative expenses decreased by over 40%, when compared to 2024 –

– Company earned $35.6 million in total revenue in 2025, up from $7.6 million in the prior year –

– YCANTH dispensed applicator units grew 99% to 51,296 in 2025 versus 25,773 units in 2024

– Company is advancing VP-315, its novel oncolytic peptide, toward a Phase 3 program for basal cell carcinoma in 2026, further analysis supports abscopal effects and tumor size reduction in untreated lesions –

– First patient dosed in the first Phase 3 study of YCANTH for the treatment of common warts in December 2025, and Company expects to initiate the second Phase 3 study in the US and Japan with Torii Pharmaceutical in mid-2026 –

– Company gained alignment with the European Medicines Agency supporting a clear regulatory path forward to file for approval of YCANTH in the European Union without additional clinical studies –

– Company has no outstanding debt and cash runway extended into the first quarter of 2027 –

– Conference call scheduled for today at 8:30 am ET –

WEST CHESTER, PA – March 11, 2026 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancers, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“In 2025, Verrica successfully implemented a series of transformational changes that we believe have fundamentally improved the future growth and strategic value of our entire business,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. “Our focused and efficient commercial strategy allowed us to nearly double dispensed applicator units of YCANTH from the prior year while cutting selling, general and administrative expenses by over 40% over that same period. This February, we dispensed more applicators of YCANTH per selling day than in any month in our history, reflecting strong and increasing demand for YCANTH. We are poised to advance our late-stage clinical pipeline in common warts and basal cell carcinoma, which collectively could represent a multiple billion-dollar opportunity. Finally, in 2025 we significantly improved our financial position, repaying our outstanding debt while extending our cash runway into the first quarter of 2027.

“Looking ahead, in addition to growing YCANTH sales in the United States we have multiple potential avenues to continue building value by entering new markets and expanding our product portfolio. Our first international partnership for YCANTH, with Torii Pharmaceutical, has now launched in Japan. After recently gaining alignment with regulators for YCANTH’s approval pathway in the European Union, we are now able to more meaningfully engage in discussions with additional potential commercialization partners, which could provide a significant source of non-dilutive funding and future revenue for the Company,” Dr. Rieger continued.

“We are also advancing toward pivotal Phase 3 studies of VP-315 for the treatment of basal cell carcinoma. VP-315 represents a unique opportunity to introduce a novel immunotherapy with potential abscopal activity that could become a primary or neoadjuvant, non-surgical treatment option for this large patient population. With the opportunity to grow YCANTH in the United States, enter new markets and develop transformative medicines, we are tremendously excited about what 2026 has in store for Verrica and our patients,” Dr. Rieger concluded.

Conference Call and Webcast Information

The Company will host a conference call on Wednesday, March 11, 2026, at 8:30 am, to discuss its fourth quarter and full year 2025 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-800-343-4136

International Dial-In Number: 1-203-518-9843

Conference ID: VERRICA

Participants can use Guest dial-in #s above and be answered by an operator.

Webcast:

https://viavid.webcasts.com/starthere.jsp?ei=1751653&tp_key=9018bdf1ab

The call will be broadcast live over the Web and can also be accessed on Verrica Pharmaceuticals’ website: www.verrica.com.

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

YCANTH® (VP-102)

•

During the fourth quarter of 2025, YCANTH dispensed applicator units totaled 13,654, representing a year-over-year increase of 58% from the fourth quarter of 2024. On a sequential basis, YCANTH dispensed applicator units decreased approximately 3% from the prior quarter.

•

In the first quarter of 2026, while January was likely impacted somewhat by significant winter weather across the East Coast, dispensed applicator units per selling day in February rebounded, reaching a record monthly high since launch.

•

In September 2025, Verrica announced that its partner, Torii Pharmaceutical Co. Ltd. (“Torii”), a wholly-owned subsidiary of Shionogi & Co., Ltd., received approval from the Japanese Ministry of Health, Labour and Welfare for YCANTH for the treatment of molluscum. On February 9, 2026, the Company announced the commercial launch of YCANTH in Japan by Torii for the treatment of molluscum contagiosum.

•

On January 7, 2026, the Company announced that the first patient was dosed in December 2025 in the global Phase 3 program evaluating YCANTH (VP-102) for the treatment of common warts. The Phase 3 program was initiated based upon the clinically meaningful activity observed for the primary endpoint of complete clearance in the Phase 2 COVE-1 study. These results, if replicated in the Phase 3 program, support the potential for YCANTH to become the first therapy approved in either the United States or Japan for the treatment of common warts, a condition that impacts over 22 million people in the United States alone. The Company has retained full commercial rights for all potential YCANTH indications outside of Japan and believes that YCANTH for common warts could represent a substantial commercial and licensing opportunity.

•

The Company launched YcanthRx in the fourth quarter of 2025, a new non-dispensing pharmacy option. YcanthRx is designed to provide prescribers a central hub option for YCANTH prescriptions to assist with benefits investigations and prior authorizations. Prescriptions written to YcanthRx are then routed to a dispensing pharmacy in the Company’s pharmacy network that is contracted with the patient’s insurance plan, where available.

•

On October 20, 2025, the Company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency provided positive feedback that supports the filing of a Marketing Authorization Application for YCANTH as a treatment for molluscum contagiosum. Based on Verrica’s comprehensive efficacy and safety data from the well-controlled Phase 3 studies successfully conducted in both the U.S. and Japan, the CHMP concluded that no further Phase 3 clinical studies are needed to progress toward a filing for approval.

VP-315

•

On November 4, 2025, the Company presented new data on VP-315 from its Phase 2 trial in basal cell carcinoma (BCC) at the 40th Society for Immunotherapy of Cancer (SITC) Annual Meeting. The presentation revealed supportive immunologic mechanistic data that helps explain why VP-315 shrinks treated basal cell carcinomas in many patients (as evidenced by a 97% objective response rate and an 86% reduction in overall tumor size).

•

The Company is now providing additional data on the abscopal response in 14 observed but not treated lesions from the Phase 2 study, which suggests immune system engagement. Specifically, 3 out of the 14 lesions had complete histologic clearance and there was a 67% overall reduction in tumor size across all 14 lesions. Additional details on this observation are being planned for discussion at a scientific conference later this year.

•

On November 14, 2025, the Company announced that the FDA confirmed alignment with the Company’s plan for the Phase 3 program for BCC to encompass two placebo-controlled Phase 3 studies with approximately 100 subjects each and a primary endpoint of complete clearance as assessed at week 14. Based on the discussion with the FDA, the Company expects these studies will be adequate to support a New Drug Application filing, with long-term follow-up studies to be conducted as post-approval commitments.

CORPORATE

•

On February 12, 2026, the Company announced the appointment of Chris Chapman as its Chief Commercial Officer. Mr. Chapman brings over 25 years of commercial experience in the pharmaceutical industry to Verrica, and most recently served as Chief Commercial Officer at Dermavant Sciences through its acquisition by Organon, where he played an instrumental role in launching VTAMA® (tapinarof) cream, 1%, approved for adult plaque psoriasis in June 2022 and atopic dermatitis in December 2024.

•

On November 24, 2025, the Company announced a private placement of $50 million anchored by Caligan Partners LP and PBM Capital, along with other new and existing investors. The Company used $35.0 million of the net proceeds to fully repay its outstanding obligations and terminate all outstanding commitments under its Credit Agreement, and the remainder for working capital and general corporate purposes. With these proceeds and its existing cash and cash equivalents, the Company expects its cash runway to fund operations into the first quarter of 2027.

Financial Results

Fourth Quarter 2025 Financial Results

•

Product revenue, net was $3.7 million for the three months ended December 31, 2025, compared to net product revenue of $0.3 million for the three months ended December 31, 2024. The increase in product revenue was based on higher demand for YCANTH. Product revenue, net, relates to the delivery of YCANTH to Verrica’s distribution partners.

•

License and collaboration revenue was $1.4 million for the three months ended December 31, 2025, consisting primarily of commercial supply for Torii’s YCANTH launch in Japan. License and collaboration revenue was not material for the three months ended December 31, 2024.

•	Costs of product revenue were $0.7 million for the quarter ended December 31, 2025, compared to $0.6 million for the quarter ended December 31, 2024.

•

Selling, general and administrative expenses were $8.1 million for the quarter ended December 31, 2025, compared to $9.9 million for the same period in 2024. Excluding the impact of stock-based compensation, the decrease of $1.8 million was primarily due to lower expenses related to commercial activities for YCANTH.

•

Research and development expenses were $2.5 million for the quarter ended December 31, 2025, compared to $1.2 million for the same period in 2024. Excluding the impact of stock-based compensation, the increase was primarily attributable to costs associated with the Phase 3 program for common warts and compensation.

•	Interest income was $0.2 million for the quarter ended December 31, 2025, which was unchanged from the quarter ended December 31, 2024.

•

Interest expense was $1.3 million for the quarter ended December 31, 2025, compared to $2.3 million for the same period in 2024. Interest expense was related to borrowings under the Company’s now-repaid Credit Agreement. The decrease of $1.0 million was related to a lower principal balance and the termination of the Credit Agreement in November 2025.

•	For the quarter ended December 31, 2025, net loss was $8.1 million, or $0.57 per basic and diluted share, compared to a net loss of $16.2 million, or $2.41 per share, for the same period in 2024.

•

For the quarter ended December 31, 2025, non-GAAP net loss was $7.2 million, or $0.51 per basic and diluted share, compared to a non-GAAP net loss of $12.2 million, or $1.81 per share, for the same period in 2024.

Full Year 2025 Financial Results

•

Product revenue, net was $15.3 million for the twelve months ended December 31, 2025, compared to $6.6 million for the twelve months ended December 31, 2024. For the twelve months ended December 31, 2025, product revenue, net was primarily related to increased demand for YCANTH.

•

License and collaboration revenue was $20.3 million for the twelve months ended December 31, 2025, compared to $1.0 million for the twelve months ended December 31, 2024. License and collaboration revenue for the twelve months ended December 31, 2025, consisted primarily of $18.0 million in milestone payments and $2.3 million of revenue related to commercial supplies and development activity from the Collaboration and License Agreement with Torii.

•

Costs of product revenue were $2.2 million for the twelve months ended December 31, 2025, compared to $1.9 million for the twelve months ended December 31, 2024. The increase was due to increased sales of YCANTH partially offset by higher obsolete inventory reserves in the prior period.

•

Selling, general and administrative expenses were $35.2 million during the twelve months ended December 31, 2025, compared to $58.8 million for the same period in 2024. Excluding the impact of stock-based compensation, the decrease of $20.6 million was primarily due to lower expenses related to commercial activities for YCANTH, including decreases in compensation, benefits and travel due to reduced sales force of $6.9 million, decreased commercial costs of $6.6 million, decreased compensation of $2.7 million related to termination of non-sales employees, decreased travel and fleet costs of $2.0 million and decreased legal and administrative costs of $2.3 million.

•

Research and development expenses were $8.9 million for the twelve months ended December 31, 2025, compared to $11.8 million for the same period in 2024. Excluding stock-based compensation, the decrease of $2.1 million was primarily attributable to decreased clinical costs for VP-315.

•

Interest income was $0.9 million for the twelve months ended December 31, 2025, compared to $1.4 million for the same period in 2024. The decrease of $0.5 million was primarily due to a lower cash balance.

•

Interest expense was $7.7 million for the twelve months ended December 31, 2025, and $9.4 million for the same period in 2024. Interest expense is related to borrowings under the Credit Agreement, which was terminated in November 2025. The decrease of $1.7 million was primarily related to a lower principal balance and the termination of the Credit Agreement.

•	For the twelve months ended December 31, 2025, net loss was $17.9 million, or $1.68 per share, compared to a net loss of $76.6 million, or $14.78 per share, for the same period in 2024.

•

For the twelve months ended December 31, 2025, non-GAAP net loss was $13.2 million, or $1.24 per share, compared to a non-GAAP net loss of $64.6 million, or $12.47 per share, for the same period in 2024.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Verrica also excludes certain other one-time expenses and impacts from loss on debt settlement and change in fair value of derivative liability. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH is the first and only healthcare professional-administered product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH was a safe and effective therapeutic for the treatment of molluscum. Approximately 250 million lives are eligible to receive YCANTH covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About VP-315 (ruxotemitide)

VP-315 is a potential first-in-class oncolytic chemotherapeutic peptide immunotherapy administered directly into a tumor to induce immunogenic cell death and thereby unleashing a broad spectrum of tumor antigens for T cell responses, which may offer a non-surgical option for patients suffering from skin cancer. The technology is based on pioneering research in “host defense peptides” – nature’s first line of defense towards foreign pathogens. Verrica holds an exclusive worldwide license to develop and commercialize VP-315 for certain dermatologic oncology indications, including non-metastatic melanoma and non-metastatic merkel cell carcinoma, and intends to focus initially on basal cell and squamous cell carcinomas as the lead indications for development. VP-315 has demonstrated positive tumor-specific immune cell responses in multi-indication Phase 1/2 oncology trials.

About Verrica Pharmaceuticals Inc.

Verrica is a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancer. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only healthcare professional-administered treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (ruxotemitide, formerly known as LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about the commercialization of YCANTH, including broadened access for molluscum patients, the clinical development and benefits of Verrica’s product candidates, including YCANTH (VP-102) and VP-315, the development and regulatory plans for YCANTH in Europe or other international markets, the timing of patient enrollment in the global Phase 3 program in common warts, and the likelihood and impact of potential partnering arrangements. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2025, Verrica’s Quarterly Reports on Form 10-Q and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Selected Statements of Operations Data

(in thousands except share and per share data)

	Three Months Ended December 31,
	2025	2024
Revenue
Product revenue, net	$3,722	$315
License and Collaboration revenue	1,370	29

Total revenue	5,092	344

Operating Expenses:
Cost of product revenue	675	596
Cost of collaboration revenue	726	29
Selling, general and administrative	8,117	9,878
Research and development	2,520	1,168
Loss on disposal of assets	246	83

Total expenses	12,284	11,754

Loss from operations	(7,192)	(11,410)
Interest income	205	205
Interest expense	(1,314)	(2,349)
Loss on extinguishment of debt	(1,533)	—
Change in fair value of derivative liability	1,762	(2,648)
Other expense	(2)	—

Net loss	$(8,074)	$(16,202)

Net loss per share
Basic and diluted	$(0.57)	$(2.41)

Weighted average common shares outstanding
Basic and diluted	14,109,535	6,732,599

VERRICA PHARMACEUTICALS INC.

Selected Statements of Operations Data

(in thousands except share and per share data)

	Year Ended December 31,
	2025	2024
Revenue
Product revenue, net	$15,285	$6,574
License and Collaboration revenue	20,292	992

Total revenue	35,577	7,566

Operating Expenses:
Cost of product revenue	2,192	1,853
Cost of collaboration revenue	1,249	887
Selling, general and administrative	35,220	58,822
Research and development	8,855	11,840
Loss on disposal of assets	246	83

Total expenses	47,762	73,485

Loss from operations	(12,185)	(65,919)
Interest income	929	1,417
Interest expense	(7,742)	(9,412)
Loss on extinguishment of debt	(1,533)	—
Change in fair value of derivative liability	2,648	(2,648)
Other expense	(3)	(17)

Net loss	$(17,886)	$(76,579)

Net loss per share
Basic and diluted	$(1.68)	$(14.78)

Weighted average common shares outstanding
Basic and diluted	10,652,367	5,180,823

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheets Data

(in thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$30,147	$46,329
Accounts receivable	5,397	77
Deferred R&D services, current portion	1,958	—
Inventory	2,236	2,463
Prepaid expenses and other assets	2,801	2,310

Total current assets	42,539	51,179
Deferred R&D services, non-current portion	2,354	—
PP&E, Lease right-of-use asset, other	2,238	2,955

Total assets	$47,131	$54,134

Current Liabilities	17,322	30,363
R&D funding liability	5,066	—
Derivative liability	—	2,648
Long term debt	—	30,983

Total liabilities	22,388	63,994
Total stockholders’ (deficit) equity	24,743	(9,860)

Total Liabilities & Stockholders’ Equity	$47,131	$54,134

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31, 2025
	Loss from Operations	Net loss	Net loss per share (basic and diluted)
GAAP	$(7,192)	$(8,074)	$(0.57)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	448	448	0.03
Stock-based compensation - Research & Development (a)	238	238	0.02
Derivative liability change in value (b)		(1,762)	(0.12)
Loss on extinguishment of debt (b)		1,533	0.11
Non-cash interest expense (b)		400	0.03

Adjusted	$(6,506)	$(7,217)	$(0.51)

	Three Months Ended December 31, 2024
	Loss from Operations	Net loss	Net loss per share
GAAP	$(11,410)	$(16,202)	$(2.41)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	379	379	0.06
Stock-based compensation - Research & Development (a)	377	377	0.06
Derivative liability change in value (b)		2,648	0.39
Non-cash interest expense (b)		616	0.09

Adjusted	$(10,654)	$(12,182)	$(1.81)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest expenses, derivative liability change in value and loss on extinguishment of debt are excluded because Verrica believes such exclusions facilitate an understanding of the effects of the debt service obligation on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Year Ended December 31, 2025
	Loss from Operations	Net loss	Net loss per share
GAAP	$(12,185)	$(17,886)	$(1.68)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	2,252	2,252	0.21
Stock-based compensation - Research & Development (a)	1,066	1,066	0.10
Derivative liability change in value (b)		(2,648)	(0.25)
Loss on extinguishment of debt (b)		1,533	0.14
Non-cash interest expense (b)		2,475	0.23

Adjusted	$(8,867)	$(13,208)	$(1.24)

	Year Ended December 31, 2024
	Loss from Operations	Net loss	Net loss per share
GAAP	$(65,919)	$(76,579)	$(14.78)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	5,219	5,219	1.01
Stock-based compensation - Research & Development (a)	1,945	1,945	0.38
Derivative liability change in value (b)		2,648	0.51
Non-cash interest expense (b)		2,187	0.42

Adjusted	$(58,755)	$(64,580)	$(12.47)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest expenses, derivative liability change in value and loss on extinguishment of debt are excluded because Verrica believes such exclusions facilitate an understanding of the effects of the debt service obligation on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Interim Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com